                                                                   EXHIBIT 99.1

               E4L TO ACQUIRE FLAGEOLI LIMITED FOR $ 60.0 MILLION

Purchase of Top Selling Producer of Skin and Personal Care Products on The Home Shopping Network

Flageoli's Serious Skin and Personal Care Product Lines To Solidify e4L's Continuity and Global Cosmetics Businesses

LOS ANGELES, California - September 22, 1999 - e4L, Inc. (NYSE: ETV) today announced that it has signed a definitive agreement to acquire Flageoli Limited, the producer of the highly successful Serious Skin Care line of skin care and cosmetics products and other ancillary businesses for approximately $60.0 million.

Flageoli, a privately-held company owned by three corporations, whose shareholders are television personality Jennifer Flavin-Stallone, George Simone, and Lesa Stock, markets its Serious Skin Care line primarily through the Home Shopping Network. Ms. Flavin-Stallone, a super model, celebrity wife, and mother and Ms. Stock, a professional skin care expert, frequently demonstrate Serious Skin Care on the Home Shopping Network, where it is now HSN's top selling skin care line.

Stephen C. Lehman, Chairman and Chief Executive Officer, stated: "Flageoli is an ideal acquisition for e4L and will greatly enhance our continuity, cosmetics and global e-commerce businesses. Serious Skin Care has been a top selling, highly successful product line on television, and will translate well into other avenues of distribution at e4L, including Web-based marketing and foreign distribution."

Mr. Lehman further commented: "This is a highly accretive acquisition, which will significantly aid in the turnaround that is already in progress at e4L. George Simone is a very savvy direct-marketer, and Jennifer Flavin-Stallone and Lesa Stock are the perfect product spokespersons for the Serious Skin Care line."

George Simone, President of Flageoli, stated: "Serious Skin Care has hundreds of thousands of loyal customers. e4L will give us the chance to greatly increase the market penetration for the Serious Skin Care line through its international marketing and media muscle as well as the Internet. The e4L infrastructure will put Serious Skin Care before the universe of e4L customers * an amazingly powerful marketing weapon. We are big believers in e4L and are very excited to play a key role in its expansion."

e4L will finance the merger through an exchange of approximately $30.0 million in cash and $30.0 million of newly issued Series G convertible preferred stock. The Series G preferred stock will be convertible into shares of e4L common stock at approximately $7.50 per share. The cash portion of the acquisition will be financed through the issuance of subordinated debt.

The acquisition is subject to standard approvals, including regulatory and shareholder approval, which is expected during the month of November, 1999.

e4L will further discuss the acquisition and other matters in a conference call on September 27, 1999 at 2:00 P.M. Eastern Time/11 A.M. Pacific Time. Interested participants should call 1-888-390-1067 in the United States and 712-271-0970 for international calls. Steve Lehman will lead the call. The pass code is "Lehman." A conference call replay will be available from September 27, 1999 at 5:30 P.M. Eastern Time until October 4, 1999 5:00 P.M. Eastern Time by calling 888-482-2251 in the United States and 402-998-1371 for international calls. Investors will also have the opportunity to listen to the conference call over the Internet through Vcall at http://www.vcall.com. Interested listeners should go to the Web site at lease fifteen minutes early to register, download, and install any necessary audio software. A conference call replay will be available via Vcall after the call, and a transcript will be available approximately 48 hours later.

Mr. Lehman will also appear live on the Fox News Channel's business report, "Your World with Neil Cavuto" between 5:00 P.M. Eastern Time and 6:00 P.M. Eastern Standard on September 22, 1999.

e4L, Inc. also announced that it intends to hold its annual meeting of stockholders on September 30, 1999 at 10:00 a.m. at the Radisson Hotel; 15433 Ventura Boulevard; Sherman Oaks, California 91403. The record date for the annual meeting is August 19, 1999.

e4L is the world's largest publicly held direct response television company, selling consumer products via television, radio and the Internet. The Company leverages its multimedia infrastructure to drive its e-commerce and membership services businesses. e4L broadcasts more than 6,000 half hours of television programming each month throughout the world, reaches 100% of television homes in the United States, distributes its programming to more than 270 million television households in more than 70 countries worldwide, and provides television and radio programming and shopping over the Internet. It offers membership-based discount shopping via Everything4Less and sells its "As Seen on TV" products via www.buyitnow.com, the e-tailing company it formed with BuyItNow, Inc., Clear Channel Communications, Snap.com, and Xoom.com.

This press release contains forward-looking statements regarding potential future events and developments affecting the business of the Company. The Company wishes to take advantage of certain "safe harbor" provisions regarding forward-looking statements. Examples of forward-looking statements include, but are not limited to, (i) projections of revenues, income or loss, profitability, earnings or loss per share and other financial indicators, (ii) statements of plans or objectives of the Company's management or Board of Directors and (iii) other statements about the Company or the direct response or electronic commerce industries.

The Company's ability to predict projected results or the effect of certain events on the Company's results of operations is inherently uncertain. Therefore the Company wishes to caution each reader of this press release to carefully consider certain factors, including competition for customers, media pricing and access, market conditions regarding buyers and sellers of media, the potential effect of litigation involving the Company, the risks of doing business in the United States and the international marketplace, issues related to entering new markets and the electronic commerce industry, the inherent difficulty in identifying successful products, locating efficient suppliers of such products and bringing such products to market in a timely fashion and other factors, each of which could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein. For a description of additional risks and uncertainties, please refer to the Company's filings with the Securities and Exchange Commission; including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact: Bruce D. Goodman Contact: Claudia de Llano

Telephone: (818) 461-6510 Telephone: (818) 461-6467

E-mail: bruce.goodman@e4L.com E-mail: a_Hlt454968995claudia.dellano@e4l.com

                                      * * *

[To request previous press releases on e4L, Inc. or an investors package, please contact Suzanne Flaig at (818) 461-6461.]